1) Revise Plan to effectuate extension for another 24 month period beginning April 1, 1997.

2)   Revise paragraph 9.c. of the Plan to read in its entirety as follows:

          If a Participant retires or his employment is terminated for any reason other than death during an Offering, no payroll deduction will be made from any Compensation owing to him at the time of his retirement and the balance in his account will be paid to him or, at his election, be used to purchase stock as provided in paragraph 8. If a Participant's elects to receive cash in lieu of stock the Company will pay to the Participant the balance, if any, in his account within 30 days after termination of employment.